EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-110368) on Form S-8 of our report dated September 16, 2008, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Tully’s Coffee Corporation for the year ended March 30, 2008.

/s/ Moss Adams LLP

Seattle, Washington

September 16, 2008